Exhibit 10.1

COMARCO, INC.

Deferred Compensation Agreement

Comarco, Inc. (the “Company”) would like to recognize the increased efforts of Mr. Lanni and his contributions to the Company during this critical time. Therefore, effective November 1, 2013, for each month of service provided by you to the Company from and after such date, the company will accrue an additional salary of $3,833.33 per month (“Accrued Fees”), and shall continue to pay salary at the current rate of $15,333.33 per month. By executing this Deferred Compensation Agreement (this “Agreement”), you agree to be bound by (i) this Agreement and (ii) you have no legal right to receive any Accrued Fees until and unless the conditions provided for in Section 1 are met. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting this Agreement will be made by the Board and shall be final, conclusive and binding on all parties. For purposes of clarity, except as may otherwise be set forth in a separate written agreement between you and the Company, you understand and agree that this Agreement (including, without limitation, any accruing salary or base salary referenced herein) may be terminated or modified at any time upon action by the Board and by providing you written notice of such action; provided that, unless otherwise agreed by you in writing, any such termination or modification shall only be effective from and after your receipt of such written notice and shall not terminate or modify any Accrued Fees earned as of such date.

1.     Right to Receive Payment of Accrued Fees.

You shall have a legal right to receive Accrued Fees earned by you, and the Company shall be required to pay to you all Accrued Fees earned by you, if and only if (i) the Company files Form 10-Q for quarterly results which includes a balance sheet with an aggregate balance of cash, cash equivalents, and short-term investments of at least $5 million net of liabilities (the “10-Q Filing”), (ii) you have continued to provide substantial services to the Company from the date hereof through the 10-Q Filing and (iii) the Board of Directors has provided written approval of the payment of the Accrued Fees. If all of the foregoing conditions are satisfied and the Company is required to pay to you Accrued Fees, then the payment of all Accrued Fees earned by you shall be made by the Company, in a lump sum, within 15 days of the 10-Q Filing. Until and unless the foregoing conditions are satisfied, you have no legal right to any Accrued Fees and the Company shall have no obligation to pay Accrued Fees to you. The Company shall withhold all applicable income and employment taxes from any Accrued Fees paid to you to the extent required by law.

2.     Section 409A Compliance.

The Company intends that income provided to you, if any, pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) because, in part, the payment of Accrued Fees to you is subject to a substantial risk of forfeiture until the conditions provided for in Section 1 above are satisfied.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  The Company and you agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments under this Agreement.  However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree to be bound by this Agreement, and you specifically agree that you have no legal right to receive Accrued Fees until and unless the conditions provided for in Section 1 are met.

COMARCO, INC.

By:	/s/ Louis E. Silverman
Name: Louis E. Silverman Date: December 19, 2013 Title: Chairman of the Board of Directors

The undersigned hereby accepts the terms of this Deferred Compensation Agreement.

By: /s/ Thomas W. Lanni
Name: Thomas W. Lanni Date: December 19, 2013